Exhibit 99.1

Contact:
Audra Bailey
Carrier Access
303-218-5455
abailey@carrieraccess.com

Carrier Access Reports Fourth Quarter and 2004 Year End Financial Results

BOULDER, Colo.—(BUSINESS WIRE)—Jan. 25, 2005—Carrier Access Corporation (Nasdaq: CACS), a manufacturer of broadband communications equipment, today reported results for its fourth quarter and year ended December 31, 2004.

Revenue for the fourth quarter of fiscal 2004 was $20.4 million compared with $23.3 million for the fourth quarter of fiscal 2003. Net loss for the fourth quarter of fiscal 2004 was $1.5 million or $0.04 per diluted share compared with net income for the fourth quarter of fiscal 2003 of $1.5 million or $0.05 per diluted share.

Revenue for the year 2004 was $101.4 million compared with $62.6 million for the year of 2003. Net income for the year of 2004 was $946,000 or $0.03 per diluted share compared with $2.5 million or $0.09 per diluted share for the year of 2003.

Results for the fourth quarter 2004 reflect a charge of $504,000 in COGS related to the write off of inventory from the Paragon acquisition that was completed in November of 2003.

Carrier Access Chairman and Chief Executive Officer Roger Koenig stated, “Fiscal 2004 was a successful year for Carrier Access. At the beginning of the year our focus was to increase revenues profitably during the year. We increased year over year revenues by 62%. The largest portion of this increase was due to continued wireless customer acceptance and implementation of our Radio Access Network (RAN) platforms. We believe that our investments in research and development on new platform additions to economically converge broadband data with voice services in wireless access networks will drive continued market success in 2005.”

Koenig further stated, “Our broadband business market delivered both growth and significant change during 2004. We delivered our Adit VoIP access products to a significant number of new service provider customers. There were many new Hosted VoIP service launches during 2004 and we clearly see an industry trend of converged IP service access for businesses beginning to replace traditional telephone lines and services. In late 2004, Carrier Access announced and began shipments of our new Adit 3K series products — designed to economically enable carrier-grade quality and security for the delivery of new IP services to business users. We have a positive outlook on the growth of the new Hosted VoIP service offerings and our ability to supply specialized equipment and software to access these services during 2005.”

Carrier Access will hold a conference call today at 4:30 p.m. EST to review these fourth quarter and 2004 year-end results. Guidance for the first quarter and full year 2005 will be issued during this conference call. The call is open to the public. Those who wish to participate should dial 1-517-308-9002, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access. Investors may listen to a live audio webcast of the conference call at www.carrieraccess.com.

An online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.carrieraccess.com for 12 months following the call.

About Carrier Access Corporation
 Carrier Access (NASDAQ: CACS — News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution
This press release contains forward-looking statements about our fiscal year 2005 growth prospects in our business, including in Wireless and Business Access and VoIP services. These statements are subject to risks and uncertainties, including potential discrepancies between management’s current estimates and the final operating results for 2005. We caution that our growth and results of operations for the year ended 2004 are not necessarily indicative of the results that may be expected for any future period. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, consolidation among our customer base, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except per share amounts)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$70,928	$17,207
Marketable securities available for sale	37,755	19,335
Accounts receivable, net	17,700	18,333
Inventory, net	29,652	26,135
Prepaid expenses and other	4,671	4,708

Total current assets	160,706	85,718
Property and equipment, net	12,239	7,012
Goodwill	7,738	6,748
Intangibles, net	6,917	7,692
Other assets	218	372

Total assets	$187,818	$107,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,009	$12,862
Accrued compensation payable	3,078	2,905
Deferred rent	189	912
Accrued expenses and other current liabilities	1,730	1,469

Total liabilities	16,006	18,148
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.001 par value, 60,000 shares authorized, and 34,479 shares issued and outstanding at December 31, 2004, and 26,588 shares issued and outstanding at December 31, 2003	34	27
Additional paid-in capital	188,147	106,571
Deferred compensation		(12)
Accumulated deficit	(16,239)	(17,185)
Accumulated other comprehensive income	(130)	(7)

Total stockholders’ equity	171,812	89,394

Total liabilities and stockholders’ equity	$187,818	$107,542

CARRIER ACCESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue, net of allowances for sales returns	$20,423	$23,270	$101,375	$62,556
Cost of sales	13,071	13,214	58,601	35,224

Gross profit	7,352	10,056	42,774	27,332

Operating expenses:
Research and development	4,302	3,310	18,194	11,001
Sales and marketing	3,483	3,593	15,803	11,776
General and administrative	1,898	1,892	6,736	5,362
Bad debt expense (recoveries)	157	(423)	(289)	(3,085)
Restructuring charges	126	—	218	—
Settlement expenses	—	—	2,596	—
Intangible asset amortization	307	262	1,268	262

Total operating expenses	10,273	8,634	44,526	25,316

Income (loss) from operations	(2,921)	1,422	(1,752)	2,016
Interest and other income, net	1,456	95	2,787	353

Income (loss) before income taxes	(1,465)	1,517	1,035	2,369
Income tax expense (benefit)	22	—	89	(89)

Net income	($1,487)	$1,517	$946	$2,458

Income per share:
Basic	($0.04)	$0.06	$0.03	$0.10
Diluted	($0.04)	$0.05	$0.03	$0.09
Weighted average common shares:
Basic	34,251	25,206	32,546	24,815
Diluted	34,251	27,710	34,357	26,545